Exhibit 99.1

FOR IMMEDIATE RELEASE:

May 16, 2005

Contact:

Wayne E. Travers Jr.

203-378-1152 ext. 111

Wise Metals Group LLC Announces First Quarter 2005 Results

Continued productivity improvements and diversification highlight quarter

BALTIMORE, Md. — Shipments of Wise Metals Group’s aluminum beverage can stock, other rolled aluminum products and scrap in the first quarter of 2005 totaled 196.5 million pounds, compared to 193.4 million for the same period in 2004, company officials announced today. Sales increased by approximately 12 percent to $221.6 million for the three months ended March 31, 2005.

Net loss for the first quarter of 2005 was $6.2 million, which includes a $3.6 million unfavorable impact for SFAS 133 (Accounting for Derivative Instruments and Hedging Activities). This compares to a net loss of $5.8 million in the first quarter of 2004, which includes a $9.0 million expense for LIFO, offset by a $2.2 million favorable impact for SFAS 133. There was no LIFO impact in the first quarter of 2005.

After adjusting for LIFO (no impact on first quarter 2005) and SFAS 133, net loss for the first quarter of 2005 was $2.6 million, compared to a profit of $0.9 million in the first quarter of 2004. The difference of approximately $3.5 million includes increased interest expense of approximately $2.4 million and increased coating costs of approximately $1.4 million, offset by the effects of improved productivity.

The increase in interest expense is primarily a result of the bond offering which occurred on May 5, 2004, resulting in higher interest rates for longer debt maturities. Increased amounts outstanding due to higher metal prices have also contributed. Coating costs from suppliers also increased due to announced industry-wide coating price increases resulting from escalating raw material costs.

Energy prices continued to rise with delivered natural gas prices increasing from $6.25 per mmBTU in the first quarter of 2004 to $7.46 in the first quarter of 2005, an increase of approximately 19 percent. Usage requirements, however, decreased by 18 percent per pound due to improved productivity.

Earnings before interest and fees, taxes, depreciation and amortization (EBITDA) adjusted for the effects of SFAS 133 (Adjusted EBITDA) for the first quarter of 2005 was $6.7 million compared to $7.8 million for the first quarter of 2004, similarly adjusted for SFAS 133 and LIFO. Adjusted EBITDA for the fourth quarter of 2004, also similarly adjusted, was $8.2 million.

Conversion margin, which is defined as conversion revenue (sales less metal costs and the effect of LIFO) less conversion cost (cost of sales less metal costs), decreased from $7.0 million in the first quarter of 2004 to $6.1 million for the same period in 2005. On a per pounds basis, conversion margin has decreased from 3.61 cents per pound in the first quarter of 2004 to 3.10 cents per pound in the current period. Increased costs for coatings and natural gas prices have offset improvements in energy usage, labor and other manufacturing costs achieved by productivity increases.

“We continue to see cost and recovery improvements in virtually every production area within our control,” said Wise Metals Group Executive Vice President and Chief Financial Officer Danny Mendelson. “On a per-pound basis our costs are down in maintenance materials, labor and energy, all owing to improving product recoveries and manufacturing efficiencies. Our results, however, do not reflect this due to dramatically escalating supplier coating costs and continued high energy prices.”

“Beginning April 1, we should see improving results as many of our contracts call for conversion price increases tied to a percentage increase in the PPI (Producer Price Index),” said Wise Metals Group President and Chief Operating Officer Randall Powers.

Metal prices over the last twelve months have risen over 25 percent from just under $1,600 per metric ton to over $2,000 per metric ton in March 2005. There are approximately 2,205 pounds per metric ton.

“Rising metal prices have also continued to have an effect on our liquidity, which is also affected by our $125 million cap on the revolver,” Mendelson added. “Since March, however, we have seen a pull-back in prices with the London Metal Exchange (LME) price now under $1,800, which should significantly reduce our working capital needs.”

“Due to seasonality as well, the first quarter generally carries the greatest working capital demands as we implement our inventory reduction plan,” said Wise Metals Group Treasurer Ken Stastny. “Accordingly, we would expect availability to increase in the second quarter depending on second quarter LME prices. We also have the ability to pursue an increase to our $125 million revolver limit based on working capital needs.”

The first quarter also saw a rise in receivables of $23.6 million to $69.9 million owing to a normal year-end slowdown in shipments that occurs around the holidays.

Wise Metals Group continues to expand its business into the building and construction and automotive markets as noted by some significant business volumes booked for the latter half of 2005. Volume growth in these products continues as first quarter 2005 shipments of these products increased to 18.3 million pounds from 16.1 million pounds in the fourth quarter of 2004, a 14-percent increase in three months. Shipments in this category in the first quarter of 2004 were just 6.9 million pounds.

Wise Metals Group earlier announced a five-percent conversion price increase to become effective April 1, 2005 as well as an intent to begin moving away from providing ceiling coverage, or price caps, on the metal transfer price offered to can sheet customers, beginning October 1, 2005. Discussions with customers concerning implementation of these changes are ongoing and, accordingly, there can be no assurances as to the outcome of these discussions.

“Outside of energy, our industry has been somewhat immune to the effects of commodity-based manufacturing inputs. Recently, however, global economic factors including the weak U.S. dollar and moderate global expansion have lead to volatile and increasing material input costs,” said Wise Metals Group Chairman and Chief Executive Officer David D’Addario. “This environment only highlights the need to challenge the way we view our business and I am encouraged by the progress we are making as we continually focus our business towards sustained profitability.”

Cautionary Note Regarding Forward-Looking Statements

Certain statements made in this news release constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act, regarding the company’s future plans, objectives, and expected performance. Statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “estimate,” “intend,” or “plan” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The company cautions that any such forward-looking statements are based on assumptions that the company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially. Certain risks and uncertainties are summarized in the company’s S-4/A filing with the Securities and Exchange Commission. The company takes no obligation to publicly update or revise any future looking statements to reflect the occurrence of future events or circumstances.

Wise Metals Group LLC

Consolidated Statements of Operations

(Unaudited)

	Three Months ended March 31,
Amounts in thousands	2005	2004
Sales	$221,561	$197,216
Cost of sales	215,461	199,205

Gross margin (deficit)	6,100	(1,989)

Operating expenses:
Selling, general, and administrative	2,696	2,501

Operating income (loss)	3,404	(4,490)

Other income (expense):
Interest expense and fees, net	(6,019)	(3,570)
Unrealized (loss) gain on derivative instruments	(3,619)	2,248

Net loss	$(6,234)	$(5,812)

Wise Metals Group LLC

Consolidated Balance Sheets

Amounts in thousands	March 31, 2005	December 31, 2004
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$955	$7,669
Restricted cash	3,398	250
Accounts receivable, less allowance	69,949	46,336
Inventories	174,829	175,809
Other current assets	8,067	9,601

Total current assets	257,198	239,665

Non-current assets:
Property and equipment, net	86,115	85,375
Other assets	9,130	9,147
Goodwill	283	283

Total non-current assets	95,528	94,805

Total assets	$352,726	$334,470

Liabilities and members’ deficit:
Current liabilities:
Accounts payable	$59,806	$57,855
Borrowings under revolving credit facility	117,774	101,675
Current portion of long-term debt	1,523	1,529
Accrued expenses, payroll and other	31,731	22,739

Total current liabilities	210,834	183,798

Non-current liabilities:
Senior secured notes	150,000	150,000
Term loans, less current portion	981	1,040
Other liabilities	10,816	12,397

Total non-current liabilities	161,797	163,437

Members’ deficit:	(19,905)	(12,765)

Total liabilities and members’ deficit	$352,726	$334,470

Wise Metals Group LLC

Consolidated Statements of Cash Flows

(Unaudited)

	Three months ended March 31,
Amounts in thousands	2005	2004
Cash flows from operating activities
Net loss	$(6,234)	$(5,812)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	3,299	3,333
Amortization of deferred financing fees	304	364
LIFO provision	—	8,974
Unrealized losses (gains) on derivatives	3,619	(2,248)
Changes in operating assets and liabilities:
Restricted cash	(3,148)	—
Accounts receivable	(23,613)	(10,410)
Inventories	980	17,622
Other current assets	733	(522)
Accounts payable	1,951	12,022
Accrued expenses, payroll and other	4,306	(735)

Net cash (used in) provided by operating activities	(17,803)	22,588

Cash flows from investing activities
Purchase of equipment	(4,039)	(1,554)

Net cash used in investing activities	(4,039)	(1,554)

Cash flows from financing activities
Net issuance (repayment) of short-term borrowings	16,093	(19,858)
Repayment of term debt	(59)	(1,414)
Purchase of members’ equity	(906)	—

Net cash provided by (used in) financing activities	15,128	(21,272)

Net decrease in cash and cash equivalents	(6,714)	(238)
Cash and cash equivalents at beginning of period	7,669	903

Cash and cash equivalents at end of period	$955	$665

Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures in evaluating its performance. These include Adjusted EBITDA. Adjusted EBITDA is not intended to represent cash flows from operating activities as defined using GAAP and should be considered in addition to, and not as a substitute for, cash flows as a measure of liquidity or net earnings as a measure of operating performance. A reconciliation of Adjusted EBITDA to net income (loss) is set forth in the financial tables below. The company includes Adjusted EBITDA information because this measure is used by management to measure our compliance with debt covenants and by investors and note holders to evaluate our ability to service debt. Our measure of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Wise Metals Group LLC

Conversion Margin

	Three months ended March 31,
	2005	2004
Sales	$221,561	$197,216
Less:
Metal costs	(155,558)	(134,494)
LIFO adjustment	—	8,974

Conversion revenue	$66,003	$71,696

Cost of sales	$215,461	$199,205
Less:
Metal costs	(155,558)	(134,494)

Conversion costs	$59,903	$64,711

Conversion revenue	$66,003	$71,696
Conversion costs	$(59,903)	$(64,711)

Conversion margin	$6,100	$6,985

Shipments (000s)	196,539	193,378
Conversion margin per pound shipped	$.0310	$.0361

Reconciliation of Net (Loss) Income to Adjusted EBITDA

	Three months ended March 31,
	2005	2004
Net (loss) income	$(6,234)	$(5,812)
Interest expense and fees	6,019	3,570
Depreciation and amortization	3,299	3,333
Unrealized (gain) loss on derivative instruments	3,619	(2,248)
LIFO	—	8,974

Adjusted EBITDA	$6,703	$7,817

About Wise Metals Group

Based in Baltimore, Md., Wise Metals Group LLC includes Wise Alloys, the world’s third-leading producer of aluminum can stock for the beverage and food industries and an environmentally friendly company using recycled aluminum in the production of its can stock; Wise Recycling, one of the largest, direct-from-the-public collectors of aluminum beverage containers in the United States, operating shipping and processing locations throughout the United States that support a network of neighborhood collection centers; and Listerhill Total Maintenance Center, specializing in providing maintenance, repairs and fabrication to manufacturing and industrial plants worldwide ranging from small on-site repairs to complete turn-key maintenance.

###